Exhibit 4

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: August 5, 2015

XIAMEN INSIGHT INVESTMENT CO., LTD.		SHENZHEN YELINWAN INVESTMENT PLANNING CO., LTD.

By: Name: Title:	/s/ ZHANG Hao ZHANG Hao Chairman	By: Name: Title:	/s/ LIAO Chunrong LIAO Chunrong Director

NEW INSIGHT HOLDINGS GROUP CO., LTD.

/s/ LIAO Chunrong LIAO Chunrong		By: Name: Title:	/s/ LIAO Chunrong LIAO Chunrong Director